Exhibit 99.1

Jameson Inns, Inc.	PRESS RELEASE
8 Perimeter Center East, Suite 8050
Atlanta, Georgia 30346
(770) 481-0305
FAX (770) 901-9550

FOR IMMEDIATE RELEASE

September 29, 2005
Investor Relations Contacts:
EPOCH Financial (888) 654-5318
Todd Atenhan
tatenhan@epochfinancial.com
James Kautz
jkautz@epochfinancial.com

Jameson Inns, Inc. Private Placement of $35.0 Million of 7.0% Senior Subordinated Convertible

Notes is Fully Committed

Jameson Inns, Inc. (NASDAQ: JAMS) today announced that it has agreed to issue $35.0 million of 7.0% Senior Subordinated Convertible Notes due September 30, 2010 in a private placement. The notes are convertible into shares of common stock at a conversion price of $2.77 per share. Interest will be payable semiannually on June 30 and December 31, beginning on December 31, 2005. Jameson intends to use the net proceeds to repay floating rate mortgage debt maturing in 2005 and 2006.

Thomas W. Kitchin, Chairman and Chief Executive Officer of Jameson Inns, Inc., commented, “We are very pleased with this transaction. It is an important financing that extends current maturities and reduces our exposure to rising interest rates.”

JMP Securities served as the sole placement agent.

The securities being sold in this private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and, until so registered, may not be offered or sold in the United States or any state in the absence of an effective registration statement or applicable exemption from registration requirements. The Company has agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the shares underlying the notes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification of the securities under the securities laws of such state.

About Jameson Inns, Inc.

Jameson Inns, Inc. owns and operates hotel properties in the southeastern and midwestern United States. The Company has also licensed 12 hotels to operate as Jameson Inns. There are currently 122 Inns (105 under the Jameson Inn brand and 17 under the Signature Inn brand) with approximately 8,000 rooms operating in 13 states.

Forward-Looking Statements

Certain matters discussed in this press release are forward-looking statements within the meaning of federal securities regulations. All forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual transactions, results, performance or achievements to be materially different from any future transactions, results, performance or achievements expressed or implied by such forward-looking statements. General economic conditions, competition, and governmental actions will affect future transactions, results, performance, and achievements. These risks are presented in detail in our filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that our expectations will be attained or that any deviations will not be material. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.